EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM
CONTINUING OPERATIONS TO FIXED CHARGES
FOR THREE MONTHS ENDED  MARCH 31,
(UNAUDITED)

(Dollars in millions)	2005	2004*

Income from continuing operations before income taxes (1)	$2 ,010	$1,950

Add: Fixed charges, excluding capitalized interest	291	260

Income as adjusted before income taxes	$2,301	$2,210

Fixed charges:
Interest expense	$176	$143
Capitalized interest	3	—
Portion of rental expense representative of interest	115	117

Total fixed charges	$294	$260

Ratio of income from continuing operations to fixed charges	7.83	8.50

(1) Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

* Restated to include the impact of share-based compensation expense; see Note 3 on page 6 for additional information.

SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS*

(UNAUDITED)

		Hardware Segments
(Dollars in millions)	Global Services	Systems and Technology Group	Personal Systems Group
Quarter Ended March 31, 2005:

External revenue	$11,696	$3,869	$2,739
Internal revenue	745	235	32
Total revenue	$12,441	$4,104	$2,771
Pre-tax income (loss)	$942	$109	$(17)

Revenue year-to-year change	5.6%	2.3%	(2.7)%
Pre-tax income year-to-year change	(4.9)%	(35.9)%	(54. 5)%
Pre-tax income margin	7.6%	2.7%	(0.6)%

Quarter Ended March 31, 2004:

External revenue	$11,024	$3,776	$2,826
Internal revenue	762	236	23
Total revenue	$11,786	$4,012	$2,849
Pre-tax income (loss)	$991	$170	$(11)

Pre-tax income margin	8.4%	4.2%	(0.4)%

nm - not meaningful

Reconciliations to IBM as Reported:

(Dollars in millions)	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Revenue:
Total reportable segments	$24,650	$23,736
Eliminations/other	(1,742)	(1,561)
Total IBM Consolidated	$22,908	$22,175

Pretax income:
Total reportable segments	$2,291	$2,326
Incremental equity compensation expense	(246)	(340)
Eliminations /other	(35)	(36)
Total IBM Consolidated	$2,010	$1,950

* Segment information for the quarters ending March 31, 2005 and March 31, 2004 does not include the impacts of the company’s implementation of SFAS 123(R), “Share-Based Payment” in the first quarter.

Software	Global Financing	Enterprise Investments	Total Segments

$3,551	$579	$292	$22,726
461	449	2	1,924
$4,012	$1,028	$294	$24,650
$893	$396	$(32)	$2,291

3.7%	8.8%	6.1%	3.9%
4.6%	5.9%	38.5%	(1.5)%
22.3%	38.5%	(10.9)%	9.3%

$3,466	$665	$275	$22,032
401	280	2	1,704
$3,867	$945	$277	$23,736
$854	$374	$(52)	$2, 326

22.1%	39.6%	(18.8)%	9.8%